Exhibit 99.1

For Immediate Release

PhotoWorks’ 2nd Quarter Digital Sales up 107% to $1.3M

SEATTLE, WA (May 2, 2006) – PhotoWorks®, Inc. (OTCBB: PHTW), an Internet based digital photo-publishing company, today reported results for the 2nd quarter of fiscal year 2006 ended March 25, 2006.

•	Digital sales increased 107% over same period last year to $1.3 Million
•	35 mm processing and other traditional revenue declined 49% to $1.2 Million
•	Gross Margin jumped to 37.3% compared to 30.1% same period last year

“PhotoWorks is continuing to show strong demand for its online digital photography services,” said Philippe Sanchez, President and CEO of PhotoWorks. “Our restructuring and investments in our new digital product line are beginning to show good results”.

For the 2nd fiscal quarter ended March 25, 2006:

Digital revenue totaled $1,351,000, an increase of 107% from $652,000 over the same quarter of 2005. For the fiscal year to date, digital revenue totaled $3,675,000, an increase of 86% over the same period last year of $1,975,000.

Traditional 35mm film processing revenue totaled $1,174,000 for the quarter, a 49% decline from $2,282,000 over the same period last year. For the fiscal year to date, traditional film revenues were $2,815,000, a 46% decline from $5,178,000.

“We are particularly pleased that our higher margin digital revenue now represents over the majority of total revenue, and we look forward to further gains in this area.” Sanchez said.

Gross margin as a percentage of net revenues increased to 37.3% compared to 30.1% in the 2nd quarter of fiscal year 2005. For the fiscal year to date, gross margin increased to 41.2% compared to 32.3% over the same period last year. The increase of gross margin is the result of higher margin sales and the streamlining of operations.

The Company reported a net loss of $933,000 compared to a net loss of $1,551,000 in the 2nd quarter of fiscal year 2005. For the fiscal year to date, the Company reduced its net loss to $1,261,000 from $2,542, 00 over the same period last year, a 50.4% improvement.

About PhotoWorks, Inc.

PhotoWorks®, Inc. is an Internet based digital photo-publishing company. The company’s web based services allow PC and Mac users to create hard bound photo books, customized greeting cards, calendars, prints and other photography sourced products straight from their computers. Formerly known as Seattle Film Works, PhotoWorks has a 30-year national heritage of helping photographers share and preserve their memories with innovative and inspiring products and services. More information on the Company is available at www.photoworks.com or by e-mailing customercare@photoworks.com.

For More Information, contact: Lisa Amore for PhotoWorks, tel.: 206.322.4658, lisa@amorepr.com

PhotoWorks® is a trademark of PhotoWorks, Inc.

PHOTOWORKS, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands)

March 25, 2006 (Unaudited)		September 24, 2005
ASSETS				
CURRENT ASSETS				
Cash and cash equivalents	$	759	$	1,872
Receivables		184		249
Inventories		285		80
Prepaid expenses		253		60
TOTAL CURRENT ASSETS		1,481		2,261
PROPERTY AND EQUIPMENT, NET		401		483
OTHER ASSETS				
Long-term vendor receivable		112		175
Lease deposits		57		33
TOTAL OTHER ASSETS		169		208
TOTAL ASSETS	$	**2,051**	$	**2,952**
LIABILITIES & STOCKHOLDERS' DEFICIT				
CURRENT LIABILITIES				
Accounts payable	$	1,412	$	953
Accrued compensation		448		463
Other accrued expenses		238		713
ITC penalty, current portion		245		252
Current portion of lease obligations		-		6
Deferred revenues		320		408
Current portion of subordinated debentures		-		65
TOTAL CURRENT LIABILITIES		2,663		2,860
LONG-TERM LIABILITIES				
ITC penalty, non-current portion		232		274
Capital lease obligations, net of current portion		-		7
Subordinated convertible debentures		295		-
Derivative liability associated with debentures		156		-
TOTAL LONG-TERM LIABILITIES		683		281
TOTAL LIABILITIES		3,346		3,141
COMMITMENTS AND CONTINGENCIES		-		-
STOCKHOLDERS' DEFICIT				
Common stock, 101,250,000 shares authorized, $0.01 par value; 19,794,672 shares issued and outstanding		198		198
Additional paid-in capital		24,216		24,061
Accumulated deficit		(25,709)		(24,448)
TOTAL STOCKHOLDERS' DEFICIT		(1,295)		(189)
TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$	**2,051**	$	**2,952**

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PHOTOWORKS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands)

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